Exhibit 99.(a)(4)

ABERDEEN GLOBAL DIVERSIFIED FIXED INCOME FUND, INC.

ARTICLES OF AMENDMENT

Aberdeen Global Diversified Fixed Income Fund, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Article II of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

Aberdeen Global Short Duration Income Fund, Inc.

SECOND:  The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation, and the amendment is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD:  The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by a Vice President of the Corporation and attested by a Vice President of the Corporation this 18th day of July, 2014.

ATTEST:	ABERDEEN GLOBAL DIVERSIFIED
FIXED INCOME FUND, INC.

/s/ Megan Kennedy	By:	/s/ Alan Goodson
Megan Kennedy		Alan Goodson
Secretary		Vice President